UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2016

VEECO INSTRUMENTS INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On July 21, 2016, Veeco’s Board of Directors voted to increase the size of the Board from six to seven directors and to appoint Kathleen A. Bayless as a Class II director, to hold office until the 2017 Annual Meeting of Stockholders.  The Board also appointed Ms. Bayless to the Audit Committee and determined that she is “independent,” “financially literate” and an “audit committee financial expert” under applicable SEC and Nasdaq rules.  Ms. Bayless was identified through a search process which was commenced following the unexpected passing of Veeco’s former director, Susan Wang, earlier this year.  The search process was led by the Governance Committee and used the services of an outside search firm.

Ms. Bayless, age 60, served as Senior Vice President, Chief Financial Officer and Treasurer of Synaptics Incorporated, a leader in human interface technology, including touch, display and biometric semiconductor products used in the mobile, PC and automotive industries, from 2009 to 2015.  Before Synaptics, Ms. Bayless spent 13 years at Komag Incorporated, a leading supplier of thin-film disks to the hard disk drive industry, where she served as Executive Vice President, Secretary and Chief Financial Officer.  Prior to joining Komag, Ms. Bayless served 15 years with the public accounting firm of Ernst & Young. Ms. Bayless holds a Bachelor of Science degree from California State University Fresno and is a certified public accountant.

Consistent with Veeco’s director compensation policy, Ms. Bayless was granted 6,993 restricted shares of Veeco common stock, the restrictions on which will lapse on the date immediately preceding the date of the 2017 Annual Meeting of Stockholders.

Veeco also entered into its standard form of indemnification agreement with Ms. Bayless on substantially the same terms as those entered into with our other directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 22, 2016	VEECO INSTRUMENTS INC.

	By:	/s/ Gregory A. Robbins
Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel